EXHIBIT 99.1

HUFFY

CORPORATION

NEWS RELEASE

Contact:

Kim Martin Lewis

Dinsmore & Shohl LLP

(513) 977-8259

COURT APPROVES HUFFY CORPORATION DISCLOSURE STATEMENT

Miamisburg, Ohio, August 17, 2005 - Huffy Corporation (OTC - HUFCQ) today announced that the U.S. Bankruptcy Court for the Southern District of Ohio has approved the Disclosure Statement for the Company's Joint Plan of Reorganization (the "Plan").  The Bankruptcy Court also authorized the Company to begin soliciting approval from its creditors for its Plan.  With this action, the Company remains on schedule to emerge from Chapter 11 protection on or about the first week of October 2005.

At a hearing Tuesday in Dayton, Ohio, the Honorable Lawrence S. Walter ruled that the Company's Disclosure Statement contained adequate information for the purposes of soliciting creditor approval for the Plan.  A confirmation hearing for the Court to consider approval of the Plan has been scheduled for September 22, 2005.  By August 26, 2005 the Company will mail notice of the proposed confirmation hearing and begin the process of soliciting approvals for the Plan from qualified claim holders.  Assuming that the requisite approvals are received and the Court confirms the Plan under the current timetable, the Company intends to emerge from Chapter 11 reorganization on or about the first week of October 2005.

John A. Muskovich, President and Chief Executive Officer, stated, "This is positive news for our employees, customers and suppliers, all of whom have given us tremendous support throughout this process."

At Tuesday's hearing, the Court also entered an Order Determining That Debtors Meet the Requirements for a Distress Termination of the Huffy Corporation Retirement Plan and Approving Termination of the Plan.  As previously announced, ninety-nine percent of the pension plan participants are unaffected by the termination of such defined benefit pension plan.

This announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan of Reorganization.

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On October 20, 2004, Huffy Corporation and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio, Western Division. The bankruptcy cases are being jointly administered under Case No. 04-39148. Huffy Corporation and its subsidiaries continue to operate their businesses and manage their properties as debtors in possession.

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Huffy Corporation (OTC-HUFCQ) is a diversified sporting goods company marketing bicycles and wheeled products under the Huffy®, Royce Union®, and Micro® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop®, and Zebra® brands, and a variety of products as a licensee.

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This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates," or "anticipates," or other comparable terminology, or by discussions of strategy, plans, or intentions. These statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to those cautionary statements contained in the Huffy Corporation's report on Form 10-K, dated March 5, 2004.